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                                                                  EXHIBIT 10.21




                            EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of April, 1997, by and between INTERFACE, INC., a corporation organized under the laws of the State of Georgia, U.S.A. (the "Company"), and JOHN L. PARTRIDGE, a resident of the United Kingdom ("Executive").

                                 WITNESSETH:

         WHEREAS, the parties desire to enter into an employment agreement setting forth the terms of Executive's employment with the Company or one or more of its direct and indirect subsidiaries;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration (including, without limitation, certain stock option and restricted stock awards granted to Executive subject to Executive's entering into this Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Senior Vice President of Interface Europe, Inc. and Interface Asia-Pacific, Inc. (as well as the Company's principal operating subsidiaries in Europe and the Asia-Pacific region), and shall perform such duties and functions for the Company and its subsidiaries and affiliates as shall be specified from time to time by the President, Chief Executive Officer ("CEO") or Board of Directors of the Company or the President of Interface Europe, Inc.; Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to Executive. Executive may be relocated, Executive's titles and duties may be changed, and Executive may be promoted to a higher position within the Company, but Executive will not be demoted or given lesser titles. Executive acknowledges that if the Company determines to place management responsibility for the Asia-Pacific region under a senior executive team different than that responsible for operations in Europe (as was the case until 1996), such change shall not, for purposes hereof, constitute a demotion or lessening of titles for Executive.

         2. Duties. Executive shall devote his full business related time and best efforts to accomplishing such executive duties at such locations as may be requested by the President or CEO of the Company, or President of Interface Europe, acting under authorization from the Board of Directors of the Company.

         3. Avoidance of Conflict of Interest. While employed by the Company, Executive shall not engage in any other business enterprise without the prior written consent of the Company. Without limiting the foregoing, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Company. In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, Executive may invest

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in no more than one percent of the outstanding stock or securities of any competitor, the stock or securities of which are traded on a national stock exchange of any country.

         4. Term. The duration of this Agreement (the "term") shall be for a rolling, two-year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be two years; provided, however, that on Executive's 63rd birthday, this Agreement shall cease to extend automatically and, on such date, the remaining term of this Agreement shall be two years; and, provided further, the Company may, by notice to Executive, cause this Agreement to cease to extend automatically and, upon such notice, the term of this Agreement shall be two years following such notice.

         5. Termination. Executive's employment with the Company may be terminated as follows:

         (a) Voluntary Termination. Executive may voluntarily terminate his employment hereunder at any time, effective 90 days after delivery to the Company of Executive's signed, written resignation; the Company may accept said resignation and pay Executive in lieu of waiting for passage of the notice period.

         (b) Termination by Company. Subject to the terms of Sections 5(c) and (d) below, the Company may terminate Executive's employment hereunder, in its sole discretion, whether with or without "just cause", at any time upon written notice to Executive.

         (c) Termination Without Just Cause. If, prior to the end of the term of this Agreement, the Company terminates Executive's employment without "just cause" (as defined in subsection (d) below), Executive shall be entitled to receive, as damages payable as a result of, and arising from, the Company's breach of this Agreement, the compensation and benefits set forth in clauses
(i) through (v) below. The time periods for which compensation and benefits will be provided with respect to (i) through (iv) below is referred to herein as the "Continuation Period", which means the time period remaining from the date of Executive's termination of employment to the end of the remaining term of this Agreement as provided in Section 4 above. Except to the extent provided in clause (ix) hereof, Executive shall have no duty to mitigate any of the damages payable hereunder. The fact that Executive is eligible for retirement, including early retirement, under applicable retirement plans at the time of Executive's termination shall not make Executive ineligible to receive benefits under this Section 5(c).

                 (i) Salary. Executive will continue to receive his current salary (subject to withholding of all applicable taxes) for the Continuation Period in the same manner as it was being paid as of the date of termination. For purposes hereof, Executive's "current salary" shall be the highest rate in effect during the six-month period prior to Executive's termination.



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                 (ii)     Bonuses and Incentives.  Executive shall receive
bonus payments from the Company for the Continuation Period in an amount for each calendar month during such period equal to one-twelfth of the average of the bonuses paid to Executive for the two calendar years immediately preceding the year in which such termination occurs ("Average Bonus"). Executive shall also receive a prorated bonus for the year in which such termination occurs equal to the Average Bonus multiplied by the number of days Executive worked in such year divided by 365 days. Said prorated bonus shall be paid within 30 days of the date of termination. Any bonus amounts that Executive had previously earned from the Company (or its subsidiaries) but which may not yet have been paid as of the date of termination shall not be affected by this provision; provided, however, if the amount of the bonus for such prior year has not yet been determined, the bonus shall be an amount not less than the Average Bonus.

                 (iii) Health and Life Insurance Coverages. The health and life insurance benefit coverages (including any executive medical and/or life insurance plans) provided to Executive at Executive's date of termination shall be continued for the Continuation Period by the Company at its expense at the same level and in the same manner as if Executive's employment had not terminated (subject to the customary changes or cessation in such coverages upon Executive's retirement, reaching age 65 or similar events). Any additional coverages Executive had at termination, including dependent coverage, will also be continued for the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance (or in such other manner as the Company may agree). If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this subsection shall be reduced to the extent that any statutory benefits are payable (and in fact paid) during the Continuation Period. If Executive is covered by a split- dollar or similar life insurance program as of the date of termination, Executive shall have the option in Executive's sole discretion to have such policy transferred to Executive upon termination, provided that, except as may otherwise be provided in a separate agreement, the Company (or its subsidiary, as the case may be) is paid for its interest (i.e., the cash surrender value) in the policy upon such transfer.

                 (iv) Employee Retirement Plans. If applicable law and the provisions of the applicable plan permit continued participation, Executive will be entitled to continue to participate, consistent with past practices, in the tax qualified employee retirement plans maintained by the Company in effect as of Executive's date of termination, including, to the extent such plans are still maintained by the Company and applicable to Executive, the Interface Flooring Systems, Inc. Retirement Plan and Trust, the Interface Europe Pension Scheme, and the Interface, Inc. Savings and Investment Plan (the "Savings Plan"). Executive's participation in such retirement plans shall continue for the Continuation Period (at the end of which Executive will be considered to have terminated employment within the meaning of the plans), and the compensation payable to Executive under subsections (c)(i) and (ii) above shall be treated (unless otherwise excluded under the terms of such retirement plans) as compensation when computing benefits under the plans. For purposes of the Savings Plan, Executive will be credited with an amount equal to the Company's





                                      3

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contribution to the plan, assuming Executive had participated in such plan at the maximum permissible contribution level. To the extent permissible under applicable law, Executive shall also be considered fully vested under such plans. If continued participation in any plan is not permitted or if Executive's benefits are not fully vested, the Company shall pay to Executive and, if applicable, Executive's beneficiary, a supplemental benefit equal to the present value on the date of termination of employment (calculated as provided in each plan) of the excess of (A) the benefit Executive would have been paid under such plan if Executive had continued to be covered for the Continuation Period (less any amounts Executive would have been required to contribute) and been treated as fully vested, over (B) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum within 30 days of the date of termination.

                 (v) Stock Awards. As of Executive's date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Omnibus Stock Incentive Plan, the Interface, Inc. Key Employee Stock Option Plan (1993), the Interface, Inc. Offshore Stock Option Plan and the Interface Flooring Systems, Inc. Key Employee Stock Option Plan shall become 100% vested and thus immediately exercisable. To the extent inconsistent with this immediate vesting requirement, the provisions of this clause (v) shall constitute an amendment of Executive's stock option agreements under such stock plans. In addition, but only to the extent expressly provided in any restricted stock agreement associated with the Interface, Inc. Omnibus Stock Incentive Plan, restrictions on all shares of restricted stock (and other performance shares, performance units or deferred shares) awarded to Executive under said plan shall lapse, and the affected shares shall become 100% vested.

                 (vi) Cessation Upon Death. The continuation benefits payable or to be provided under clauses (i), (ii), (iii) and (iv) of this
Section 5(c) shall cease in the event of Executive's death. (The foregoing shall not operate or be construed to negate the benefits payable to Executive and Executive's estate under the plans and policies referenced in clauses (iii) and (iv) in the event of Executive's death during the Continuation Period.)

                 (vii) Additional Consideration. To be entitled to receive the foregoing compensation, Executive shall sign whatever additional release of claims, confidentiality agreements and other documents the Company may reasonably request of Executive at the time of payment, and for so long as Executive is entitled to the benefits of such compensation Executive shall cooperate fully with and devote Executive's reasonable best efforts to providing assistance requested by the Company. Such assistance shall not require Executive to be active in the Company's day-to-day activities or engage in any substantial travel, and Executive shall be reimbursed for all reasonable and necessary out- of-pocket business expenses incurred in providing such assistance.

                 (viii) Effect of Other Termination Events. If Executive voluntarily resigns from employment or is terminated for just cause prior to the end of the term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than as may be due Executive through Executive's last day of employment. If Executive's employment is terminated due to Executive's disability or death (as defined in the Company's long-term disability plan or insurance policy), Executive shall be entitled to no payment





                                      4

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or compensation other than as provided by the Company's short and long-term disability plans or, in the case of death, its life insurance payment policy in effect for executives of Executive's level or pursuant to the terms of any separate agreement concerning split-dollar or similar life insurance; provided, however, Executive or Executive's estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested at the time of Executive's disability or death (including, without limitation, the rights and benefits provided under applicable retirement plans).

                 (ix) Change in Control. If Executive becomes entitled to compensation and benefits under this Section 5(c) and such payments would be considered to be severance payments contingent upon a change in control under Internal Revenue Code Section 280G, Executive shall be required to offer to perform the duties and job Executive was performing under this Agreement at the time of the change in control and, if such offer is rejected, to mitigate damages (but only with respect to amounts that would be treated as severance payments under Code Section 280G) by reducing the amount of such severance payments Executive is entitled to receive by any compensation and benefits Executive earns from subsequent employment (but Executive shall not be required to seek such employment) during the Continuation Period. If the compensation and benefits payable to Executive under this Section 5(c) are reduced by mitigation, Executive shall continue to be entitled to receive in the aggregate under this Agreement and the Change in Control Agreement between Executive and Company of even date herewith, an amount of compensation and benefits at least equal to 2.99 times Executive's "Base Amount" as defined in Internal Revenue Code Section 280G (or such other amount as may be permitted without incurring excise taxes or similar penalties under any similar law that may be in effect or implemented in England and Wales and applicable to Executive). In the event Executive's employment is terminated without "just cause" within 24 months following the date of a "Change in Control" (as defined in the Change in Control Agreement) or within six months prior to the date of a Change in Control and is related to such Change in Control, the amounts payable to Executive under clauses (i) and (ii) above shall be paid in single lump sum payments determined in the same manner as provided in Sections 4(c)(i) and (ii) of the Change in Control Agreement.

         (d) Just Cause. The Company, for just cause, may immediately terminate Executive's employment hereunder at any time upon delivery of written notice to Executive. For purposes of this Agreement, the phrase "just cause" shall mean: (i) Executive's fraud, dishonesty, gross negligence, or willful misconduct with respect to business affairs of the Company (including its subsidiaries and affiliated companies), (ii) Executive's refusal or repeated failure to follow the established lawful policies of the Company applicable to persons occupying the same or similar positions, (iii) Executive's material breach of this Agreement, or (iv) Executive's conviction of a felony or other crime involving moral turpitude. A termination of Executive for just cause based on clause (i), (ii) or (iii) of the preceding sentence shall take effect 30 days after Executive receives from the Company written notice of intent to terminate and the Company's description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting just cause; provided, however, such termination shall take effect immediately upon the giving of written notice of termination for just cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).





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         (e)     Survival of Provisions.  Upon termination of Executive's
employment for any reason whatsoever (whether voluntary on the part of Executive, for just cause, or other reasons), the obligations of Executive pursuant to Section 7 hereof shall survive and remain in effect.

         6. Compensation and Benefits. During the term of Executive's employment with the Company hereunder:

         (a) Continuity. Executive's salary, current perquisites (including, but not limited to, company car) and bonus opportunity (currently expressed as a percentage of Executive's base salary) may be increased from time to time as determined by the President, CEO or Board of Directors (or Committee of the Board), but shall not be reduced or eliminated.

         (b) Other Benefits. Executive shall be entitled to vacation with pay, life insurance, health insurance and such other employee benefits as Executive may be entitled to receive in accordance with the established plans and policies of the Company, as in effect from time to time.

         (c) Tax Equalization. In the event of Executive's relocation, the Company and Executive will cooperate in good faith to agree on such adjustments to Executive's compensation and benefits package as are appropriate to provide consistent after-tax income to Executive equivalent to that of a person receiving Executive's pay and benefits taxable under the laws of England and Wales, while also acting in the best interests of the Company.

         (d) Schedule. The Schedule attached hereto contains a written statement of the particulars of Executive's employment as required by the English Employment Rights Act (1996).

         7.      Restrictive Covenants.

         (a) Definitions. As used in this Section 7, the following terms shall have the meanings ascribed to such terms as set forth below.

                 (i) "Company" - Interface, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.

                 (ii) "Confidential Information" - information relating to Company's customers, operations, finances, and business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns (including future carpet and fabric patterns), customer purchasing practices and preferences, compilations (including compilations of customer information), programs (including computer programs and models), devices (including carpet and fabric manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes, financial data (including sales forecasts, sales histories, business plans, budgets and other forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information subject to this Agreement





                                      6

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may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a two year period after the expiration of this Agreement or termination of Executive's employment.

                 (iii) "Customers" - customers of Company that Executive, during the two year period before the expiration of this Agreement or termination of Executive's employment, (A) solicited or serviced or (B) about whom Executive had Confidential Information. The parties acknowledge that a two-year period for defining Customers (as well as "Suppliers", below) is reasonable based on Company's typical sales cycle, budgetary requirements and procurement procedures.

                 (iv) "Products" - broadloom carpet, carpet tile and broadloom carpet in six-foot and competitive widths for contract, commercial and institutional markets and customers (i.e., all markets other than residential).

                 (v) "Services" - the services Executive shall provide as a Company executive and that Executive shall be prohibited from providing in competition with Company in accordance with the terms of this Agreement, which are to manage and supervise, and to have responsibility for, the general operations of the business of designing, developing, manufacturing, purchasing for resale, marketing, selling and distributing, for contract, commercial and institutional markets and customers (i.e., all markets other than residential), carpet, including carpet tile; without limiting the foregoing, Executive shall be responsible for: (a) purchasing, logistics, administration, manufacturing, quality control, inventory control, customer service, waste minimization and "mass customization" of production, (b) strategies for expansion through acquisitions, joint ventures, alliances and other combinations and affiliations, and (c) new product design and development.

                 (vi) "Supplier" - a supplier of Company that Executive, during the two year period before the expiration of this Agreement or termination of Executive's employment, (A) had contact with on behalf of Company or (B) about whom Executive had Confidential Information.

                 (vii) "Territory" - England, Ireland, Scotland, France, Netherlands, Germany, Spain, Italy, Switzerland, Belgium, Denmark, Norway, Sweden, Finland, Russia, Greece, Czech Republic, Poland, Ukraine, Hungary, Luxembourg, Turkey, South Africa, Saudi Arabia, Israel, Syria, Lebanon, Egypt, the United Arab Emirates, Kuwait, India, Pakistan, China, Taiwan, Hong Kong, Malaysia, Thailand, Singapore, Australia, Indonesia, Japan, Philippines and South Korea, which is the geographic area where Executive performs Services for Company and in which Company continues to conduct business. Executive has been informed of and had an opportunity to discuss with Company the specific territory in which Executive will perform Services. Executive acknowledges that the market for Company Products is worldwide, and that the Territory is the area in which Executive's provision of Services in violation of this Agreement would cause harm to Company.

         (b) Non-disclosure and Restricted Use. Executive shall use best efforts to protect Confidential Information. Furthermore, Executive will not use, except in connection with work for





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Company, and will not disclose during or after Executive's employment,
Company's Confidential Information.

         (c) Return of Materials. Upon the expiration of this Agreement or termination for any reason of Executive's employment, or at any time upon Company's request, Executive will deliver promptly to Company all materials, documents, plans, records, notes or other papers and any copies in Executive's possession or control relating in any way to Company's business, which at all times shall be the property of Company.

         (d) Non-solicitation of Customers. During employment and for one year after the termination for any reason of Executive's employment, or for such longer period as Executive is receiving benefits under Section 5(c)(i) and
(ii) hereof, Executive will not solicit Customers for the purpose of providing or selling any Products.

         (e) Non-solicitation of Suppliers. During employment and for one year after the termination for any reason of Executive's employment, or for such longer period as Executive is receiving benefits under Section 5(c)(i) and
(ii) hereof, Executive will not solicit any Supplier for the purpose of obtaining goods or services that Company obtained from that Supplier and that are used in or relate to any Products.

         (f) Non-solicitation of Company Employees. During employment and for one year after the termination for any reason of Executive's employment, or for such longer period as Executive is receiving benefits under Section 5(c)(i) and (ii) hereof, Executive will not solicit for employment with another person or entity, anyone who is, or was at any time during the year prior to such termination of Executive's employment, a Company employee; provided, that this restriction shall only apply with respect to employees for whom Executive had management responsibilities, and to executive and sales personnel, whether or not Executive had management responsibilities for such employees.

         (g) Limitations on Post-Termination Competition. During employment and for six months after the termination for any reason of Executive's employment, or for such longer period as Executive is receiving benefits under Section 5(c)(i) and (ii) hereof, Executive will not in competition with the Company provide any Services within the Territory to any person or entity developing, manufacturing, marketing, selling, distributing or installing any Products, without the prior written approval of the Company.

         (h) Disparagement. Executive shall not at any time make false or misleading statements about Company, including its products, management, employees, customers and suppliers.

         (i) Future Employment Opportunities. At any time before, and for two years after, the termination for any reason of Executive's employment, Executive shall, before accepting employment with another employer, provide such prospective employer with a copy of this Agreement, and upon accepting any employment with another employer, provide Company with such employer's name and a description of the services Executive will provide to such employer.





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         (j)     Work For Hire Acknowledgment; Assignment.  Executive
acknowledges that Executive's work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, "Works") are within the scope of Executive's employment and part of Executive's duties and responsibilities. Executive's work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, Company, and are and at all times shall be regarded, together with the Works, as "work made for hire" as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive will execute and deliver to Company, its successors and assigns, any assignments and documents Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints Company as Executive's agent to execute and deliver any assignments or documents Executive fails or refuses promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

         (k) Inventions, Ideas and Patents. Executive shall disclose promptly to Company (which shall receive it in confidence), and only to Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive's employment by Company or within six months of the date of expiration of this Agreement or termination of employment. Executive assigns to Company any such invention or idea in any way connected with Executive's employment with Company or related to Company's business, research or development, or demonstrably anticipated research or development, and will cooperate with Company and sign all documents deemed necessary by Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Company's exclusive ownership of all rights in such inventions, ideas and patents. Executive irrevocably appoints Company as Executive's agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes Company's written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates (A) directly to the business of Company, or (B) to Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for Company.

         8. Injunctive Relief. Executive acknowledges that any breach of the terms of Section 7 hereof would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company.

         9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of





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America, without regard to rules relating to the conflict of laws.  Executive hereby consents to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia and the U.S. District Court in Atlanta, Georgia and hereby waives any objection Executive might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

         10. Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission, (ii) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

         To the Company:  Interface, Inc.
                          2859 Paces Ferry Road, Suite 2000
                          Atlanta, Georgia 30339
                          Fax No.: 770-437-6822
                          Attn: Chief Executive Officer

         With a copy to:  Interface, Inc.
                          2859 Paces Ferry Road, Suite 2000
                          Atlanta, Georgia 30339
                          Fax No.: 770-319-6270
                          Attn: General Counsel

         To Executive:    John L. Partridge
                          at the last address and fax number
                          shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

         11. Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.

         12. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal representatives. Any business entity or person succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the assumption of this Agreement by such successor.





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         13.     Entire Agreement.  This Agreement supersedes all prior
discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto, which makes specific reference to this Agreement.

         14. Severability. The Company's various rights and remedies referenced in this Agreement are cumulative and nonexclusive of one another, and Executive's covenants and agreements contained herein are severable and independent of one another. The existence of any claim by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any or all of such covenants or agreements of Executive hereunder. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall continue in full force and effect.

         15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

                                           INTERFACE, INC.


                                           By:/s/ Ray C. Anderson
                                              ----------------------------------
                                              Ray C. Anderson, Chairman and
                                              Chief Executive Officer


                                           Attest:/s/ Raymond S. Willoch
                                                  ------------------------------
                                                  Raymond S. Willoch, Secretary


                                           EXECUTIVE:

                                           /s/ John L. Partridge
                                           -------------------------------------
                                           John L. Partridge

                      SCHEDULE TO EMPLOYMENT AGREEMENT


Written Statement of Particulars of Employment for the purpose of Section 1 of the Employment Rights Act of 1996 (England):

1.       Commencement of continuity of employment

Executive's continuous period of employment began on October 1, 1981 (with Heuga U.K. Ltd., a subsidiary of Heuga Holding, B.V., which was acquired by Interface, Inc. in 1988).

2.       Previous Employment

No employment of Executive with a previous employer counts as part of Executive's continuous employment.

3.       Job Title

The job title of Executive at commencement of the Agreement is Senior Vice President of Interface Europe, Inc. and Interface Asia-Pacific, Inc.

4.       Notice Period

See Sections 4 and 5 of the Agreement.

5.       Remuneration

Executive's base salary shall be L.98,000 per annum, payable monthly in arrears. In addition, Executive shall be entitled to the benefits set out in
Section 6 of the Agreement.

6.       Hours of Work

The hours of work of Executive shall be such hours as may be requisite for the proper discharge of his duties hereunder.

7.       Holidays

Executive shall be entitled to 35 days (27 working plus 8 statutory) paid holiday in each holiday year, which runs from January 1 to December 31.

8.       Sick Pay

Other than as set out in the Agreement or otherwise communicated in writing to Executive, there are no terms and conditions relating to incapacity for work due to sickness or injury.

9.       Pensions

Other than as set out or referenced in the Agreement or otherwise communicated in writing to Executive, there are no terms and conditions relating to pensions. A contracting out certificate is not in force in respect of the employment.

10.      Grievance Procedure

Executive should refer any grievance he may have about his employment or about any disciplinary decision relating to him to the President of Interface, Inc. in writing.

11.      Disciplinary Rules

There are no disciplinary rules relating to employment other than those which are set out in the Agreement.

12.      Place of Work

Executive's normal place of work is Shelf, England.